Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER AND YEAR ENDED JUNE 30, 2009

SAN DIEGO, California, August 6, 2009 - ResMed Inc. (NYSE: RMD) today announced record revenue and income for the quarter ended June 30, 2009. Revenue for the June 2009 quarter was $252.0 million, a 7% increase (a 15% increase on a constant currency basis) over the quarter ended June 30, 2008. For the quarter ended June 30, 2009, income from operations was $57.9 million and net income was $45.4 million, an increase of 57% and 53%, respectively, compared to the quarter ended June 30, 2008. Diluted earnings per share for the quarter ended June 30, 2009 were $0.59, an increase of 55% compared to the quarter ended June 30, 2008.

SG&A expenses were $77.6 million for the June 2009 quarter, which was consistent with the same period in fiscal 2008 (an 11% increase on a constant currency basis). SG&A expenses were favorably impacted by the appreciation of the U.S. dollar against international currencies. In constant currency terms, the increase in SG&A was primarily due to expenses necessary to support sales growth. SG&A costs were 31% of revenue in the June 2009 quarter, compared to 33% in the same period in fiscal 2008.

R&D expenses were $17.0 million for the June 2009 quarter, or approximately 7% of revenue. R&D expenses decreased by 4% (a 14% increase on a constant currency basis) compared to the prior year quarter. R&D was also positively impacted by the appreciation of the U.S. dollar against international currencies, particularly the Australian dollar. R&D outlays reflect ResMed’s continuing commitment to innovation within its product portfolio, as well as an ongoing commitment to clinical research and product development.

Amortization of acquired intangibles was $1.8 million ($1.2 million, net of tax) for the quarter ended June 30, 2009. Stock-based compensation costs incurred during the quarter ended June 30, 2009 of $6.6 million ($4.9 million, net of tax) consisted of expenses associated with stock options granted to employees and our employee stock purchase plan.

During the quarter, the company donated $2.5 million ($1.6 million, net of tax) to the ResMed Foundations. The Foundations were established to promote research into the deleterious medical consequences of untreated sleep-disordered breathing.

For the year ended June 30, 2009, revenue was $920.7 million, a 10% increase (a 15% increase on a constant currency basis) over the year ended June 30, 2008. For the year ended June 30, 2009, income from operations and net income were $190.3 million and $146.4 million, an increase of 33% and 33%, respectively, compared to the year ended June 30, 2008. Diluted earnings per share for the year ended June 30, 2009 were $1.90 per diluted share, an increase of 36% compared to the year ended June 30, 2008.

Inventory, at $157.4 million, decreased by $0.8 million compared to June 30, 2008. Accounts receivable days sales outstanding, at 74 days, increased by 2 days compared to June 30, 2008.

Kieran T. Gallahue, President and Chief Executive Officer, commented, “In the fourth quarter of fiscal 2009, we continued to show strong growth year over year. Our favorable mix of product sales and market share gains led to a 20% increase in the Americas over the prior year quarter, resulting in $134.2 million in revenue. Sales outside the Americas were impacted by currency movements, in particular the depreciation of the Euro against the US dollar. As a result, sales outside the Americas decreased by 4% to $117.8 million, but were up 10% in constant currency terms. Cash flow from operations for the June 2009 quarter was a record $70.2 million. Our gross margin continued to expand as well, with a reported 62% for the fourth quarter resulting from manufacturing efficiencies and a positive currency impact.

“Our twentieth fiscal year in business was certainly a successful one with sustained sales performance throughout all regions, gains in capturing market share and a key focus on cost efficiencies across our global organization. The market continues to respond well to our full range of products and the launch of the S8™ II series with our Easy Breathe motor technology has done particularly well, especially with the Autoset™ II. Masks launched in fiscal 2009, including the Swift™ LT, Swift LT for Her and the Activa™ LT were strong drivers of growth as was the Quattro. The fact that the market for sleep disordered breathing therapy remains highly underpenetrated and the drive to increase the awareness of SDB and improve patient compliance seem to have shielded us from the economic factors affecting many other companies. Continuing to raise awareness about the relationship between sleep-disordered breathing/obstructive sleep apnea and co-morbidities such as cardiac disease, diabetes, hypertension and obesity as well as our efforts in the occupational health and safety space, with a particular focus on the transport industry, bode well for future continued growth.”

ResMed

ResMed is a leading developer, manufacturer, and distributor of medical equipment for treating, diagnosing, and managing sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Daylight Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (866) 362-4829 (domestic) or +1 (617) 597-5346 (international) and entering conference I.D. No. 36112832. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows® Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 21473195.

Further information can be obtained by contacting Connie Bienfait at ResMed Inc., San Diego, at (858) 836-5971; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2009	2008	2009	2008
Net revenue	$251,959	$235,152	$920,735	$835,397
Cost of sales	95,251	101,067	366,933	341,647

Gross profit	156,708	134,085	553,802	493,750

Operating expenses:
Selling, general and administrative	77,580	77,443	289,875	278,087
Research and development	16,973	17,589	63,056	60,524
Amortization of acquired intangible assets	1,756	2,066	7,060	7,791
Restructuring expenses	—	—	—	2,378
Donation to Foundation	2,500	—	3,500	2,000

Total operating expenses	98,809	97,098	363,491	350,780

Income from operations	57,899	36,987	190,311	142,970

Other income (expenses), net:
Interest income (expense), net	2,089	3,121	10,205	10,058
Other, net	2,393	1,526	1,168	4,827

Total other income (expenses), net	4,482	4,647	11,373	14,885

Income before income taxes	62,381	41,634	201,684	157,855
Income taxes	17,011	12,000	55,236	47,552

Net income	$45,370	$29,634	$146,448	$110,303

Basic earnings per share	$0.60	$0.38	$1.94	$1.43
Diluted earnings per share	$0.59	$0.38	$1.90	$1.40

Basic shares outstanding	75,341	76,993	75,629	77,378
Diluted shares outstanding	76,662	78,714	77,113	78,712

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RESMED INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	June 30, 2009	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$415,650	$321,078
Accounts receivable, net	212,096	192,200
Inventories	157,431	158,251
Deferred income taxes	44,368	31,355
Income taxes receivable	2,067	17,115
Prepaid expenses and other current assets	21,672	19,241

Total current assets	853,284	739,240

Property, plant and equipment, net	377,613	357,057
Goodwill	213,169	234,647
Other intangibles	35,023	46,771
Deferred Income taxes	19,364	16,162
Other assets	9,515	12,123

Total non-current assets	654,684	666,760

Total assets	$1,507,968	$1,406,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,293	$56,308
Accrued expenses	67,018	61,338
Deferred revenue	28,881	26,133
Income taxes payable	56,972	3,799
Deferred Income taxes	391	1,150
Current portion of long-term debt	67,545	43,865

Total current liabilities	269,100	192,593

Non Current Liabilities:
Deferred income taxes	11,137	18,333
Deferred revenue	15,238	15,673
Income taxes payable	3,110	3,837
Long-term debt	94,191	93,789

Total non-current liabilities	123,676	131,632

Total liabilities	392,776	324,225

Stockholders’ Equity:

Common Stock	303	304
Additional paid-in capital	522,980	468,346
Retained earnings	694,791	548,343
Treasury stock	(208,659)	(142,987)
Accumulated other comprehensive income	105,777	207,769

Total stockholders’ equity	1,115,192	1,081,775

Total liabilities and stockholders’ equity	$1,507,968	$1,406,000

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